Pricing Supplement No. 101  Dated November 30, 1998
(To Prospectus Supplement dated April 3, 1998
and Prospectus dated March 18, 1998)

Pursuant to Rule 424(b)(3)
Registration Statement No. 333-47753



J.P. Morgan & Co. Incorporated
Medium-Term Notes, Series A
(Floating Rate Notes)


Principal Amount: $60,000,000

CUSIP: 61687Y DH7

Trade Date: November 30, 1998

Settlement Date: December 1, 1998

Maturity Date: December 24, 1999

If principal amount is other than
U.S. dollars, equivalent in U.S. dollars: N/A

Exchange Agent: N/A

Price to Public (Issue Price): Varying prices relating to prevailing market prices

Net Proceeds to Issuer:  $59,988,954 (99.98159%)

Interest Rate (per annum): 3-month LIBOR minus 1.0 basis points

Interest Rate Basis:
     (  )  Commercial Paper Rate   (  )  Federal Funds Rate
     (  )  LIBOR (Reuters)         (  )  Treasury Rate Note
     ( X)  LIBOR (Telerate)        (  )  Other:
     (  )  Prime Rate

Interest Payment Date(s):  March 24, June 24, September 24 and
December 24, commencing March 24, 1999 and ending December 24,
1999.

The first coupon will be long and linearly interpolated between 3-month US$ LIBOR and 4-month US$ LIBOR.

Example:
The first interest period runs from December 1, 1998 to March 24,
1999, and if 3-month US$ LIBOR sets on the relevant date @
5.26125%, and 4-month US$ LIBOR @ 5.22734%, then:
December 1, 1998 - March 1, 1999  =  90 days
March 24, 1999                    =  23 days into that period

therefore, the interpolated LIBOR rate for the period is:
5.26125% + [(5.22734% - 5.26125%) x (23/30)]
                                  =  5.23525%

and this is paid (minus the spread) as the coupon for the period
December 1, 1998 - March 24, 1999.


Record Date(s):  ( X )  The fifteenth day (whether or not a
Business Day) next preceding each Interest Payment Date.
               (    )   Other:

Initial Interest Rate Per Annum: 5.22525% up to and excluding the first interest payment date on March 24, 1999.

Interest Payment Period: (  )  Annual   (  )  Semi-Annual
(  )  Monthly    ( X )  Quarterly   (   )  Other

Interest Reset Periods:
     (  )  Daily    (  )  Weekly   (  )  Monthly ( X ) Quarterly
     (  )  Semi-annually; the third Wednesday of :
     (  )  Annually; the third Wednesday of:

Interest Determination Dates, if other than stated in the Prospectus Supplement: Second London Banking Day preceding the
Interest Reset Date.

Interest Reset Date if other than stated in the Prospectus
Supplement: N/A

Interest Calculation:
     (X)   Regular Floating Rate
     (  )  Inverse Floating Rate (Fixed Interest Rate: ___%)
     (  )  Other Floating Rate (See attached)

Spread (plus/minus): minus 1.0 basis points  Spread Multiplier: N/A

Index Maturity: 3 months           Index Currency: N/A

Maximum Interest Rate: N/A         Minimum Interest Rate: N/A

Calculation Date if other than stated in the Prospectus
Supplement: N/A

Right of Payment:
     (  )  Subordinated   (X)  Unsubordinated

Day Count Basis:       (   )   30/360 (Commercial Paper Rate Notes,
                               Federal Funds Rate Notes, Prime
                               Rate Notes and LIBOR Notes)
                        ( X )  Actual/360

Form:     (X)  Book-Entry Note (DTC)
         (  )  Certificated Note

Denomination: $250,000 with $50,000 integral multiples thereafter.

Redemption:
(X)  The Notes may not be redeemed prior to stated maturity.
(  ) The Notes may be redeemed prior to maturity.

Optional Redemption Date(s):  N/A
Initial Redemption Date:  N/A
Initial Redemption Percentage:  N/A
Annual Redemption Percentage Reduction:  N/A
Modified Payment Upon Acceleration: N/A
Repayment Date Prices:  N/A

Sinking Fund:  None

Extendible Note:   (  )  Yes        (X)  No

Amortization Schedule: N/A

Original Issue Discount: N/A
     Amount of OID:
     Yield to Maturity:
     Interest Accrual Date:
     Initial Accrual Period OID:

Indexed Note:  (  )  Yes        (X)  No

Calculation Agent(s):   (X)  U.S. Bank Trust National Association
                        (  ) Morgan Guaranty Trust Company of New York


Plan of Distribution:
     J.P. Morgan Securities Inc. has acted as Agent on behalf of the Company. The Company has agreed to indemnify the Agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Additional Terms:

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE
DEFINED IN THE PROSPECTUS SUPPLEMENT OR THE PROSPECTUS SHALL HAVE
THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT OR THE
PROSPECTUS.